                                                                     EXHIBIT 2.1
                                                    AGREEMENT AND PLAN OF MERGER





                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                       SERVICE CORPORATION INTERNATIONAL,


                      SCI DELAWARE FUNERAL SERVICES, INC.,


                                      AND


                        EQUITY CORPORATION INTERNATIONAL
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
                                                                                                                     Page
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
ARTICLE I              THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                       Section 1.1.  THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                       Section 1.2.  EFFECTIVE TIME OF THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II             THE SURVIVING CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                       Section 2.1.  CERTIFICATE OF INCORPORATION   . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                       Section 2.2.  BYLAWS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                       Section 2.3.  DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                       Section 2.4.  OFFICERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE III            CONVERSION OF SHARES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                       Section 3.1.  EFFECT ON CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                       Section 3.2.  EXCHANGE OF CERTIFICATES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                       Section 3.3.  STOCK TRANSFER BOOKS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                       Section 3.4.  NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK  . . . . . . . . . . . . . . . 5
                       Section 3.5.  LOST, STOLEN OR DESTROYED CERTIFICATES   . . . . . . . . . . . . . . . . . . . . . 5
                       Section 3.6.  TAX AND ACCOUNTING CONSEQUENCES  . . . . . . . . . . . . . . . . . . . . . . . . . 5
                       Section 3.7.  TAKING OF NECESSARY ACTION; FURTHER ACTION   . . . . . . . . . . . . . . . . . . . 5
                       Section 3.8.  CLOSING.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB  . . . . . . . . . . . . . . . . . . . . 5
                       Section 4.1.  ORGANIZATION AND QUALIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . 5
                       Section 4.2.  CAPITALIZATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                       Section 4.3.  AUTHORITY; NON-CONTRAVENTION; APPROVALS  . . . . . . . . . . . . . . . . . . . . . 6
                       Section 4.4.  REGISTRATION STATEMENT AND PROXY STATEMENT   . . . . . . . . . . . . . . . . . . . 7
                       Section 4.5.  REPORTS AND FINANCIAL STATEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . 7
                       Section 4.6.  ABSENCE OF UNDISCLOSED LIABILITIES   . . . . . . . . . . . . . . . . . . . . . . . 8
                       Section 4.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS   . . . . . . . . . . . . . . . . . . . . . . 8
                       Section 4.8.  LITIGATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                       Section 4.9.  NO VIOLATION OF LAW.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                       Section 4.10.  COMPLIANCE WITH AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                       Section 4.11.  ENVIRONMENTAL MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE V              REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . 9
                       Section 5.1.  ORGANIZATION AND QUALIFICATION.  . . . . . . . . . . . . . . . . . . . . . . . . . 9
                       Section 5.2.  CAPITALIZATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                       Section 5.3.  SUBSIDIARIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                       Section 5.4.  AUTHORITY; NON-CONTRAVENTION; APPROVALS  . . . . . . . . . . . . . . . . . . . .  10





                                      -i-
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
                       Section 5.5.  REPORTS AND FINANCIAL STATEMENTS   . . . . . . . . . . . . . . . . . . . . . . .  11
                       Section 5.6.  ABSENCE OF UNDISCLOSED LIABILITIES   . . . . . . . . . . . . . . . . . . . . . .  12
                       Section 5.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS   . . . . . . . . . . . . . . . . . . . . .  12
                       Section 5.8.  LITIGATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                       Section 5.9.  PROXY STATEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                       Section 5.10.  NO VIOLATION OF LAW.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                       Section 5.11.  COMPLIANCE WITH AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                       Section 5.12.  TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                       Section 5.13.  EMPLOYEE BENEFIT PLANS.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                       Section 5.14.  LABOR MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                       Section 5.15.  ENVIRONMENTAL MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                       Section 5.16.  NON-COMPETITION AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                       Section 5.17.  TITLE TO ASSETS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                       Section 5.18.  MATERIAL CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                       Section 5.19.  INVESTMENTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                       Section 5.20.  COMPANY STOCKHOLDERS' APPROVAL  . . . . . . . . . . . . . . . . . . . . . . . .  17
                       Section 5.21.  BROKERS AND FINDERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                       Section 5.22.  INTELLECTUAL PROPERTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                       Section 5.23.  YEAR 2000 COMPLIANCE.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                       Section 5.24.  OPINION OF FINANCIAL ADVISOR  . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VI             CONDUCT OF BUSINESS PENDING THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                       Section 6.1.  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER  . . . . . . . . . . . . .  18
                       Section 6.2.  CONTROL OF THE COMPANY'S OPERATIONS  . . . . . . . . . . . . . . . . . . . . . .  20
                       Section 6.3.  ACQUISITION TRANSACTIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                       Section 6.4.  CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER   . . . . . . . . . . . . . . .  21

ARTICLE VII            ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                       Section 7.1.  ACCESS TO INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                       Section 7.2.  REGISTRATION STATEMENT AND PROXY STATEMENT   . . . . . . . . . . . . . . . . . .  21
                       Section 7.3.  STOCKHOLDERS' APPROVALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                       Section 7.4.  COMPLIANCE WITH THE SECURITIES; ACT POOLING-OF-INTERESTS ACCOUNTING TREATMENT. .  22
                       Section 7.5.  EXCHANGE LISTING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                       Section 7.6.  EXPENSES AND FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                       Section 7.7.  AGREEMENT TO COOPERATE   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                       Section 7.8.  PUBLIC STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                       Section 7.9.  NOTIFICATION OF CERTAIN MATTERS  . . . . . . . . . . . . . . . . . . . . . . . .  23
                       Section 7.10.  CORRECTIONS TO THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT  . . .  23
                       Section 7.11.  RIGHTS AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                       Section 7.12.  DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION   . . . . . . . . . . . . . . .  24
                       Section 7.13.  REORGANIZATION; ACCOUNTING TREATMENT.     . . . . . . . . . . . . . . . . . . .  24

                       Section 7.14.  ASSUMPTION OF COMPANY STOCK PLANS   . . . . . . . . . . . . . . . . . . . . . .  24
                       Section 7.15.  EXECUTION OF SUPPLEMENTAL INDENTURE; RESERVATION OF SHARES. . . . . . . . . . .  24
                       Section 7.16.  EMPLOYMENT AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VIII           CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                       Section 8.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.  . . . . . . . . . .  25
                       Section 8.2.  CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER   . . . . . . . . .  25
                       Section 8.3.  CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT THE MERGER  . . . .  26

ARTICLE IX             TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                       Section 9.1.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                       Section 9.2.  EFFECT OF TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                       Section 9.3.  AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                       Section 9.4.  EXTENSIONS; WAIVER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE X              GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                       Section 10.1.  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . .  28
                       Section 10.2.  NOTICES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                       Section 10.3.  INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                       Section 10.4.  MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                       Section 10.5.  GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                       Section 10.6.  BINDING ARBITRATION.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                       Section 10.7.  COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                       Section 10.8.  PARTIES IN INTEREST   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                       Section 10.9.  ENFORCEMENT OF THE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . .  31
                       Section 10.10.  CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                       Section 10.11.  VALIDITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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
                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, dated as of August 6, 1998 (the "Agreement"), is by and among Service Corporation International, a Texas corporation ("Parent"), SCI Delaware Funeral Services, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Equity Corporation International, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger");

         WHEREAS, Parent, Merger Sub and the Company intend the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

         WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

         Section 1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as a certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the Closing (as defined in Section 3.8) in accordance with Article III. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof, and in any event within five business days after the satisfaction, or waiver, of all conditions to Closing set forth in Article VIII hereof, subject to the terms and conditions hereof. Accordingly, subject to the provisions hereof and to the fiduciary duties of their respective boards of directors, the parties shall use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Article III.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

         Section 2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, as the same may thereafter be amended in accordance with its terms and as provided under the DGCL.

         Section 2.2. BYLAWS. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time, as the same may thereafter be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

         Section 2.3. DIRECTORS. The directors of the Surviving Corporation shall be as designated in Schedule 2.3, and such directors shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

         Section 2.4. OFFICERS. The officers of the Surviving Corporation shall be as designated in Schedule 2.4, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                              CONVERSION OF SHARES

         Section 3.1. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

                 (a)      CONVERSION OF SECURITIES.         Each share of the
Company's common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time ("Company Common Stock") (excluding any shares of Company Common Stock to be canceled pursuant to Section 3.1(b)) shall be converted, subject to Section 3.1(f), into the right to receive the number of validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") determined by dividing $27.00 by the Average Parent Stock Price (as hereinafter defined); provided, however, that (i) in the event the Average Parent Stock Price is greater than $41.50, the Company Common Stock shall be converted, subject to Section 3.1(f), into the right to receive the number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing $27.00 by $41.50, and (ii) in the event the Average Parent Stock Price is less than $34.00, the Company Common Stock shall be converted, subject to Section 3.1(f), into the right to receive the number of validly issued, fully paid and nonassessable shares of Parent Common Stock determined by dividing $27.00 by $34.00.

         The capitalized terms used in this Section 3.1(a) shall have the following meanings:

                 "Average Parent Stock Price" means the average of the Daily Per Share Prices for the ten (10) consecutive trading days ending on the third trading day prior to the Closing.

                 "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) for that day.

                 (b) CANCELLATION. Each share of Company Common Stock held by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (other than shares held in trust or held for the benefit of anyone other than Parent, Merger Sub or any other such Subsidiary), held in the treasury of the Company and held by any direct or indirect wholly owned Subsidiary (as defined in Section 10.10) of the Company, if any, immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

                 (c)    ASSUMPTION OF OUTSTANDING STOCK OPTIONS.

                           (i) Each option outstanding at the Effective Time to
purchase shares of Company Common Stock (a "Stock Option") granted under (A) the Equity Corporation International Amended and Restated 1994 Long-Term Incentive Plan, the Equity Corporation International 1998 Long-Term Incentive Plan and the Equity Corporation International 1997 Employee Stock Purchase Plan (collectively, the "Company Stock Plans"), or (B) any other stock plan or agreement of the Company, which by its terms is not extinguished in the Merger, upon the approval of the Committee directing such Company Stock Plan in accordance with Section 7.14, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option if such Stock Option had been exercised immediately prior to the Closing Date without regard to vesting; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Daily Per Share Price on the trading day immediately preceding the date of exercise; provided, further, in connection with the 1997 Employee Stock Purchase Plan, the participants' options may be adjusted or exercised in accordance with the provisions and intent of such plan. Prior to the Effective Time, the Company shall not amend any of the Company Stock Plans, any other stock plan or agreement of the Company or any Stock

Option, or accelerate the vesting provisions of any Stock Option, without the prior written consent of Parent.

                          (ii)    As soon as practicable after the Effective
Time, Parent shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto as assumed by Parent, and such Stock Option shall otherwise continue in effect on the same terms and conditions.

                          (iii)   Parent shall cause to be taken all corporate
action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Stock Options in accordance with this Section 3.1(c). As soon as practicable after the Effective Time, Parent shall cause the Parent Common Stock subject to the Stock Options to be registered under the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission (the "SEC") thereunder pursuant to a registration statement on Form S-8, as the case may be (or any successor or other appropriate form), and shall use its reasonable efforts to cause the effectiveness of such registration statement or registration statements (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Stock Options remain outstanding.

                 (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

                 (e) ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration (as defined in Section 3.2(b)) shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, cash dividends (other than regular cash dividends in the ordinary course of business, including reasonable increases), stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), property distribution (other than regular cash dividends in the ordinary course of business, including reasonable increases), reorganization, reclassification, recapitalization or other similar change with respect to Parent Common Stock occurring (including the record date thereof) after the date hereof and prior to the Effective Time.

                 (f) FRACTIONAL SHARES. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"). In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Daily Per Share Price on the date of the Effective Time.

         Section 3.2.  EXCHANGE OF CERTIFICATES.

                 (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall appoint an agent, which shall be Parent's Transfer Agent or such other person or persons reasonably satisfactory to the Company (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration (as defined in Section 3.2(b)). As of the Effective Time, Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of shares of Company Common Stock.

                 (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with Section 3.1 hereof in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(c), and
(C) cash in respect of fractional shares as provided in Section 3.1(f) (the shares of Parent Common Stock and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, shares of Parent Common Stock, dividends or distributions as provided in Section 3.2(c), and cash in respect of fractional shares as provided in Section 3.1(f), may be issued and paid in accordance with this
Article III to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this
Section 3.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of the Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock, and cash in respect of fractional shares, into which such shares of the Company Common Stock shall have been so converted.

                 (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                 (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                 (e) NO LIABILITY. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (f) WITHHOLDING RIGHTS. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

         Section 3.3. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

         Section 3.4.  NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.
The Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

         Section 3.5. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 3.1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         Section 3.6. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         Section 3.7. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub in office immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         Section 3.8. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company in Houston, Texas as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub each represent and warrant to the Company as follows:

         Section 4.1. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and
properties and to carry on its business as it is now being conducted.   Parent
is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 10.10).

         Section 4.2.  CAPITALIZATION.

                 (a) As of June 30, 1998, the authorized capital stock of Parent consisted of 500,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of June 30, 1998, (i) 257,186,137 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Preferred Stock were issued and outstanding and (iii) 66,363 shares of Parent Common Stock and no shares of Parent Preferred Stock were held in the treasury of Parent.

                 (b) As of June 30, 1998, except for options granted pursuant to Parent incentive or option plans and convertible securities issued in connection with acquisitions, there are no outstanding (i) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (ii) options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

                 (c) All of the shares of capital stock of Merger Sub are owned beneficially and of record by Parent.

                 (d) The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right.

         Section 4.3.  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                 (a) Parent and Merger Sub each have full corporate power and authority to execute and deliver this Agreement and, subject to the Parent Required Statutory Approvals (as defined in Section 4.3(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub, including, without limitation, any stockholder approval, are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, including, without limitation, under the applicable requirements of any securities exchange. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                 (b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Parent or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets (assuming compliance with the matters referred to in Section 4.3(c)) or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

                 (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 4.4) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, and (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

         Section 4.4. REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or its Subsidiaries for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Parent in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with the Company's meeting of its stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

         Section 4.5.  REPORTS AND FINANCIAL STATEMENTS.

                 (a) Since January 1, 1995, Parent has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

                 (b) Parent has previously made available or delivered to the Company copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1997, and for the immediately preceding fiscal year, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its shareholders (whether annual or special) and (ii) any actions by written consent in lieu of a shareholders' meeting from January 1, 1998, until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by Parent with the SEC since January 1, 1998 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c), including the exhibits thereto, collectively referred to as the "Parent SEC Reports").

                 (c) As of their respective dates the Parent SEC Reports, as of the effective date of any registration statement as amended or supplemented filed by Parent, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (d) The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         Section 4.6. ABSENCE OF UNDISCLOSED LIABILITIES. Neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities or obligations (i) which are provided for in the Parent Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 1998, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities or obligations which have been discharged or paid in full prior to the date hereof, (c) liabilities or obligations which would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect, (d) liabilities or obligations under this Agreement and (e) liabilities or obligations arising out of contractual obligations entered into in the ordinary course of business which would not have, or could not reasonably be anticipated to have, a Material Adverse Effect.

         Section 4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, the business of Parent has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.8. LITIGATION. There are no claims, suits, actions, Environmental Claims (as defined in Section 10.10) or proceedings pending or, to the Knowledge (as defined in Section 10.10) of Parent, threatened against, relating to or affecting Parent or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would have, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would have, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.9. NO VIOLATION OF LAW. Neither the Parent nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority except for such matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same except for such matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Parent and its Subsidiaries have all permits (including without limitation Environmental Permits (as defined in Section 10.10)), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Parent Permits") except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Parent and its Subsidiaries are not in violation of the terms of any Parent Permit except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.10. COMPLIANCE WITH AGREEMENTS. Parent and each of its Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under,
(a) the respective charters, bylaws or similar organizational instruments of Parent or any of its Subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its Subsidiaries is a party or by which any of them is bound or to which any of their property is subject except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 4.11. ENVIRONMENTAL MATTERS. Except as set forth in the Parent SEC Filings prior to the date hereof and except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect,

                 (a) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of Parent, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

                 (b) Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and Environmental Permits; and

                 (c) there are no liabilities of or relating to Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

For purposes of this Section, "Parent" and "its Subsidiaries" shall include any entity which is, in whole or in part, a corporate predecessor of Parent or any of its Subsidiaries.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule dated as of the date hereof and attached hereto (the "Company Disclosure Schedule"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

         Section 5.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. True, accurate and complete copies of the Company's Certificate of Incorporation, as amended, and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

         Section 5.2.  CAPITALIZATION.

                 (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of June 30, 1998, 21,420,717 shares of Company Common Stock, and no shares of Company Preferred Stock were issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company holds any shares of the capital stock of the Company.

                 (b)    Except as set forth on the Company Disclosure
Schedule, as of the date hereof there are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment or (ii) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. There are no voting trusts, proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company other than voting agreements executed in connection with this Agreement.

         Section 5.3.  SUBSIDIARIES.

                 (a) Each direct and indirect corporate Subsidiary of the Company has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to be so organized and in good standing would not have, or could not reasonably be anticipated to have, when taken together with all such other failures, a Material Adverse Effect. Each Subsidiary of the Company is qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, when taken together with all such other failures, a Material Adverse Effect.

                 (b) Except as set forth on the Company Disclosure Schedule, (i) all of the outstanding shares of capital stock of each corporate Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and (ii) there are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

         Section 5.4.  AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                 (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.3) and the Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

                 (b)    Except as set forth in the Company Disclosure
Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or bylaws of the Company or any of its Subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (assuming compliance with the matters referred to in Section 5.4(c)), or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                 (c) Except for (i) the filings by Parent and the Company required by the HSR Act, (ii) the filing of the Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness by the SEC and filings with various state blue sky authorities, and (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement.

         Section 5.5.  REPORTS AND FINANCIAL STATEMENTS.

                 (a) Since January 1, 1995, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.


                 (b) The Company has previously made available or delivered to Parent copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1997, and for each of the two immediately preceding fiscal years, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) any actions by written consent in lieu of a stockholders' meeting from January 1, 1998, until the date hereof, and (c) all other reports, including quarterly reports, or registration statements filed by the Company with the SEC since January 1, 1998 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c), including the exhibits filed therewith, collectively referred to as the "Company SEC Reports"). There have been no actions by written consent in lieu of a stockholders' meeting since January 1998.

                 (c) As of their respective dates, the Company SEC Reports, and as of the effective date of any registration statement as amended or supplemented filed by the Company, did not contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (d) The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in such reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

         Section 5.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities or obligations (i) which are provided for in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after March 31, 1998, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities or obligations which have been discharged or paid in full prior to the date hereof, (c) liabilities or obligations which would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect, (d) liabilities or obligations under this Agreement and (e) liabilities or obligations arising out of contractual obligations entered into in the ordinary course of business which would not have, or could not reasonably be anticipated to have, a Material Adverse Effect.

         Section 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, the business of the Company has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 5.8. LITIGATION. Except as described in the Company Disclosure Schedule, there are no claims, suits, actions, Environmental Claims or proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as described in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

         Section 5.9. PROXY STATEMENT. None of the information to be supplied by the Company or its Subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meeting of stockholders of the Company to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent or Subsidiary for inclusion therein.

         Section 5.10. NO VIOLATION OF LAW. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. Except as disclosed in the Company Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The Company and its Subsidiaries have all permits (including without limitation Environmental Permits (as defined in Section 10.10)), licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits") except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are not in violation of the terms of any Company Permit except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 5.11. COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Company Disclosure Schedule, the Company and each of its Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charters, bylaws or similar organizational instruments of the Company or any of its Subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their property is subject.

         Section 5.12.  TAXES.

                 (a)   Except as set forth on the Company Disclosure Schedule,
(i) the Company and its Subsidiaries have (x) duly filed (or there has been filed on their behalf) with the appropriate taxing authority all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, and (y) duly paid in full or made adequate provision therefor on their financial statements in accordance with generally accepted accounting principles ("GAAP") (or there has been paid or adequate provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof; (ii) all such Tax Returns filed by or on behalf of the Company and its Subsidiaries are true, correct and complete in all material respects; (iii) the liabilities and reserves for Taxes reflected in the balance sheet included in the latest Company SEC Report to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with GAAP, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business; (iv) there are no liens for Taxes upon any property or assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due; (v) neither the Company nor any of its Subsidiaries has made any change in accounting methods since December 31, 1997; (vi) neither the Company nor any of its Subsidiaries has received a ruling from any taxing authority or signed an agreement with any taxing authority; (vii) the Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws; (viii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and as of the date of this Agreement neither the Company nor its Subsidiaries has received a written notice of any pending audits or proceedings; (ix) the federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Company and its Subsidiaries has expired, for all periods through and including December 31, 1993, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid; and (x) no adjustments or deficiencies relating to Tax Returns of the Company and its Subsidiaries have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled or which, if imposed, would not have a Material Adverse Effect.

                 (b) There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not directly or indirectly, a wholly-owned corporate Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries. Except as provided on the Company Disclosure Schedule, the deductibility of compensation paid by the Company and/or its Subsidiaries will not be limited by
Section 162(m) of
the Code. Except as provided on the Company Disclosure Schedule, no payment to be made in connection with the transactions contemplated by this Agreement will fail to be deductible under Section 280G of the Code. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Subsidiaries (i) has been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for Taxes of any person (other than any of the Company and its Subsidiaries) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                 (c) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

                 (d) "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         Section 5.13.  EMPLOYEE BENEFIT PLANS.

                 (a) The Company Disclosure Schedule lists, with respect to the Company and its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Sections 414(b), (c), (m) or (o) of the Code,
(i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and subject to ERISA, (ii) each loan to a non-officer employee in excess of $150,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right other than individual account balances under the 1997 Employee Stock Purchase Plan, (iii) all supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code
Section 129), life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements which are not employee benefit plans as otherwise covered under clause (i) above, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company or its Subsidiaries and that do not generally apply to all employees and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company or its Subsidiaries remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or its Subsidiaries (together, the "Company Employee Plans").

                 (b) Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation for which plan amendments are required to have been made by the Closing Date, or has applied or will apply to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Nothing has occurred since the issuance of the most recent IRS determination letter which could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

                 (c)   (i)    Other than continued health care coverage
required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person except as set forth on the Company Disclosure Schedule, and each Company Employee Plan may be amended or terminated at any time without any Material Adverse Effect to the Company; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iii) each Company Employee Plan is in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including but not limited to ERISA and the Code) and has been materially administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each Subsidiary or ERISA Affiliate has performed all material obligations required to be performed by them under, are not in any respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Company Employee Plans that could reasonably be expected to result in a Material Adverse Effect; (iv) all contributions required to be made by the Company or any Subsidiary or ERISA Affiliate to any Company Employee Plan have been made on or before their due dates, and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 or 4041 of ERISA has occurred; and
(vi) no Company Employee Plan is covered by, and neither the Company nor any Subsidiary or ERISA Affiliate has incurred or could incur any liability under, Title IV of ERISA or Section 412 of the Code. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including, without limitation, any audit or inquiry by the IRS or Department of Labor. Except as disclosed on the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "Multiemployer Plan," as defined in Section 3(37) of ERISA, and no event (other than routine claims for benefits) has occurred and no set of circumstances have occurred in connection with any Company Employee Plan for which the Company or any of its affiliates or Subsidiaries could be subject to any liability. The Company Disclosure Schedule sets forth a true and complete list of each Multiemployer Plan to which the Company, its Subsidiaries or an ERISA Affiliate may have an obligation to contribute. Neither the Company nor an ERISA Affiliate nor any of their respective predecessors has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205 of ERISA) with respect to a Multiemployer Plan) that could result in a material liability being imposed on the Company, its Subsidiaries or any ERISA
Affiliate. If the Company, any of its Subsidiaries or any ERISA Affiliate were to completely withdraw from each Multiemployer Plan to which one of them currently has an obligation to contribute, the aggregate withdrawal liability assessed as a result thereof would not have a Material Adverse Effect. No Multiemployer Plan to which the Company, its Subsidiaries or any ERISA
Affiliate have or had an obligation to contribute is in reorganization, insolvent or has been terminated and no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or terminated where such reorganization, insolvency or termination could result in material liability being imposed on the Company or its Subsidiaries. No Company Employee Plan is funded through a 'welfare benefit fund' as such term is defined in Code Section 419(e).

                 (d) With respect to each Company Employee Plan, the Company and each of its Subsidiaries have complied in all material respects with (i) the applicable health care continuation coverage and notice provisions of COBRA and the proposed regulations thereunder, (ii) ERISA Section 609 and (iii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

                 (e) Except as set forth on the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company, any Subsidiary of the Company or any other ERISA Affiliate to severance benefits or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

                 (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary of the Company or other ERISA Affiliate relating to, or change in participation or coverage under, the Company Employee Plans which would increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the Company Financial Statements which would have a Material Adverse Effect.

                 (g) No Company Employee Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code.

                 (h) Except as disclosed on the Company Disclosure Schedule, no Company Employee Plan covers persons employed outside the United States and no such plan is subject to the laws of a foreign jurisdiction.

                 (i) The present value of benefits payable presently or in the future to present or former employees of the Company or any of its Subsidiaries or affiliates under any unfunded Company Employee Plan has been accounted for in all material respects under the Company Financial Statements.

                 (j) With respect to each Company Employee Plan, all insurance premiums required to be paid with respect to said plans as of the Effective Time have been or will be paid prior to the Effective Time and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) attributable to service on or prior to the Effective Time.

         Section 5.14. LABOR MATTERS. Except as set forth in the Company Disclosure Schedule, (a) there are no material controversies pending or, to the Knowledge of the Company, threatened between the Company or its Subsidiaries and any of their employees other than routine individual grievances, and (b) neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement of other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees.

         Section 5.15. ENVIRONMENTAL MATTERS. Except as set forth in the Company SEC Filings prior to the date hereof and except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect,

                 (a) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of Company, is threatened by any governmental entity or other person relating to or arising out of any Environmental Law;

                 (b) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and Environmental Permits; and

                 (c) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonable be expected to result in or be the basis for any such liability.

For purposes of this Section, the "Company" and "its Subsidiaries" shall include any entity which is, in whole or in part, a corporate predecessor of the Company or any of its Subsidiaries.

         Section 5.16. NON-COMPETITION AGREEMENTS. Neither the Company nor any Subsidiary of the Company is a party to any agreement which purports to restrict or prohibit any of them from, directly or indirectly, engaging in any business (including without limitation the funeral, cemetery or preneed insurance businesses) currently engaged in by the Company or any of its Subsidiaries or, to the Knowledge of the Company, the Parent or any of its Subsidiaries, or any corporations affiliated with either of them. None of the Company's officers, directors, or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts the Company or any Subsidiary of the Company from, directly or indirectly, engaging in any of the businesses described above.

         Section 5.17. TITLE TO ASSETS. Except as described in the Company Disclosure Schedule, the Company and each of its Subsidiaries has good and indefeasible title to all its material real property purported to be owned in fee simple and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise impair the Company's business operations (in the manner presently carried on by the Company), or (iii) any lien securing any debt or obligation described on the Company Disclosure Schedule which is expressly referenced as being secured except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. All leases under which the Company leases any substantial amount of real property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or to the Knowledge of the Company, by or on behalf of any third party except as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

         Section 5.18. MATERIAL CONTRACTS. All contracts (i) required to be filed by the Company pursuant to Item 601 of Regulation S-K or (ii) granting the right to do business exclusively with the Company or its Subsidiaries, or imposing any exclusivity or minimum purchase or payment obligation on the Company or its Subsidiaries, which obligations are not terminable upon not more than 30 days' notice without material penalty by the Company or its Subsidiaries, are in each case set forth as exhibits to the Company Disclosure Schedule. All such contracts are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such material contracts, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Company or its Subsidiaries, or to the Knowledge of the Company, by or on behalf of any third party.

         Section 5.19.  INVESTMENTS.

                 (a) The Company and its Subsidiaries, and any preneed funeral trust or similar entity established by the Company or any Subsidiary, have good and marketable title to all securities, mortgages and other investments (collectively, the "Investments") owned by the Company and its Subsidiaries and any preneed funeral trust or similar entity established by the Company or any Subsidiary.

                 (b) None of the Investments is in material default, and all Investments held in any such trust or similar entity are in compliance with industry regulatory standards and are owned and administered in accordance with prudent man trust standards; and all Investments owned by the Company or any Subsidiary are investment grade debt obligations or repurchase agreements having a maturity of no more than 30 days.

         Section 5.20. COMPANY STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock.

         Section 5.21. BROKERS AND FINDERS. Except for the fees and expenses payable to ABN AMRO Incorporated ("ABN AMRO"), which fees are reflected in its agreement with the Company (a copy of which has been delivered to Parent), the Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees , brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to ABN AMRO, there is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         Section 5.22. INTELLECTUAL PROPERTY. The Company and its Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets and other proprietary rights and processes that are material to its business as now conducted (collectively the "Intellectual Property Rights"). Except for such matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries have not assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights, (b) none of the licenses included in the Intellectual Property Rights purports to grant sole or exclusive licenses to another person including, without limitation, sole or exclusive licenses limited to specific fields of use, and (c) the Company and its Subsidiaries may freely assign or transfer all licenses that it has with third parties to Parent or Parent's Subsidiaries. Neither the Company nor any of its Subsidiaries owns any patents.

The Company has no knowledge of any infringement by any other person of any of the Intellectual Property Rights, and the Company and its Subsidiaries have not entered into any agreement to indemnify any other party against any charge of infringement of any of the Intellectual Property Rights, except for such matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not and do not violate or infringe any intellectual property right of any other person, and neither the Company nor any of its Subsidiaries have received any communication alleging that it violates or infringes the intellectual property right of any other person except for such matters as would not have, or could not reasonably be anticipated to have, a Material Adverse Effect. The Company and its Subsidiaries have not been sued for infringing any intellectual property right of another person. None of the Intellectual Property Rights or other know-how relating to the business of the Company and its Subsidiaries, the value of which to the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company or any Affiliate or Subsidiary thereof to any person other than those persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law.

         Section 5.23. YEAR 2000 COMPLIANCE. The Company knows of no matter which would prevent the Company or its Subsidiaries from becoming Year 2000 Compliant on or before September 30, 1999. "Year 2000 Compliant" means as to any person or entity that all software, firmware, microprocessing chips and other data processing devices and services (both as a recipient and as a provider), capabilities and facilities utilized by, and material to the business operations or financial condition of, that person or entity will be able to record and process all calendar dates (whether before, in and after the year 2000) correctly with four-digit year processing and will be able to communicate with other applicable systems to accept any two-digit year date data in a manner that resolves any ambiguities as to century in a properly defined manner.

         Section 5.24. OPINION OF FINANCIAL ADVISOR. The Company's Board of Directors has received a written opinion of its financial advisor to the effect that the Merger Consideration to be paid in the Merger is fair from a financial point of view to the stockholders of the Company.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement or disclosed in Section 6.1 of the Company Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries to:

                 (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

                 (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) split, combine, reorganize, reclassify, recapitalize or take any similar action with respect to their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned Subsidiary of the Company to the Company;

                 (c) comply in all material respects with all applicable laws, including without limitation the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder;

                 (d) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional share of, or any options, warrants or rights of any kind to acquire any share of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares upon conversion of convertible securities and exercise of options outstanding on the date hereof;

                 (e) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowing required for working capital purposes in the ordinary course of business, (B) borrowing to refinance existing indebtedness on terms which are reasonably acceptable to Parent, or (C) borrowing to make new capital expenditures in the ordinary course of business and otherwise permitted by this Section 6.1, (ii) redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) sell, pledge, dispose of or encumber any of the assets or businesses of the Company other than transactions in the ordinary course of business not exceeding $1,000,000 in any instance or $3,000,000 in the aggregate or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                 (f) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

                 (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers, or key employees;

                 (h) with the exception of the adoption of or changes to, in each case in the ordinary course of business, health insurance plans or casualty insurance of the Company in progress on the date of this Agreement, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or other provisions of this Agreement;

                 (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

                 (j) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

                 (k) not make any change in the Company's or its Subsidiaries' financial Tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

                 (l) use its commercially reasonable efforts to cause the transfer of Environmental Permits (on the same terms and conditions), and any financial assurance required thereunder to Parent or Merger Sub as may be necessary under applicable Environmental Laws in connection with the consummation of the transactions under this Agreement to allow Parent or Merger Sub to conduct the business of the Company and its Subsidiaries, as currently conducted;

                 (m) not enter into or assume any contracts or agreements having a term longer than one year (unless the Company may terminate such contracts or agreements by 30 days' written notice without penalty to the Company) or imposing a firm or uncancellable obligation upon the Company or its Subsidiaries in excess of $250,000 annually or imposing a firm or uncancellable obligation on the Company or its Subsidiaries of $500,000 or more in the aggregate for all such contracts and agreements, regardless of the annual payment, except for contracts or agreements for (1) indebtedness permitted under Section 6.1(e) or (2) capital expenditures permitted under Section 6.1(q);

                 (n) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

                 (o) not compromise, settle, grant any waiver or release relating to or otherwise adjust any material litigation or claims of any nature whatsoever pending against the Company or its Subsidiaries;

                 (p) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in this Agreement; and

                 (q) not make or commit to make any capital expenditures, except for capital expenditures in the ordinary course of business not in excess of $10,000,000 in the aggregate;

provided, however that nothing in this Section 6.1 shall be construed to prohibit the Company or its Subsidiaries from acquiring funeral homes or cemeteries in the ordinary course of business and any actions (including, without limitation, incurring indebtedness, issuing capital stock, making capital expenditures or entering into contracts in connection therewith) reasonably related to such acquisitions so long as the aggregate consideration for all such acquisitions does not exceed $75,000,000.

         Section 6.2. CONTROL OF THE COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

         Section 6.3.  ACQUISITION TRANSACTIONS.

                 (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall, and shall cause each of its Subsidiaries to, cause any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business or properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions");

                 (b) Notwithstanding the provisions of paragraph (a) above, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction ("Acquisition Proposal"), furnish (subject to the execution of a confidentiality agreement substantially similar to the confidentiality provisions of the Confidentiality Agreement executed by Parent in connection herewith for the benefit of the Company (the "Company Confidentiality Agreement") confidential or non-public information concerning its business, properties or assets to any corporation, partnership, person or other entity or group (a "Potential Acquiror") and negotiate with such Potential Acquiror if based upon advice of its outside legal counsel and financial advisors, its Board of Directors determines in good faith that such action to provide such confidential or non-public information to such Potential Acquiror is necessary for the Company's Board of Directors to act in a manner which is consistent with its fiduciary duties to its stockholders; provided, however, that the Company is prohibited from providing to a Potential Acquiror any confidential or non-public information not previously furnished to Parent. Moreover, the Company's Board of Directors may take and disclose to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or may make such other disclosures to the Company's stockholders which, as advised by outside counsel, is required under applicable law. It is understood and agreed that negotiations conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of Section 6.3.

                 (c) The Company shall immediately notify Parent after receipt of any Acquisition Proposal or any request for non-public information relating to the Company or its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

         Section 6.4.  CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER.
Parent agrees that from the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties. Parent agrees not to redeem or repurchase any Parent Common Stock during the period in which the Average Parent Stock Price is being determined pursuant to
Section 3.1(a), except as required pursuant to the terms of any securities outstanding or commitments in effect prior to the commencement of such period.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

         Section 7.1. ACCESS TO INFORMATION. The Company and its Subsidiaries, and Parent and its Subsidiaries, shall afford to the other party and their respective accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company and its Subsidiaries can facilitate or control) and, such parties as its representatives may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and Parent, as the case may be. No investigation pursuant to this Section shall affect any representation or warranty made by any party.

         Section 7.2.  REGISTRATION STATEMENT AND PROXY STATEMENT.   Parent and
the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant hereto. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence.

         Section 7.3. STOCKHOLDERS' APPROVALS. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval and adoption of its stockholders at a meeting of stockholders (the "Company Stockholders' Approval"). Such meeting of stockholders shall be held as soon as practicable, and shall be referred to herein as the "Company Stockholders' Meeting."

         Section 7.4. COMPLIANCE WITH THE SECURITIES; ACT POOLING-OF-INTERESTS ACCOUNTING TREATMENT. Within 45 days following the date of this Agreement, the Company shall deliver to Parent a letter identifying all known persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. The Company shall use its reasonable best efforts to cause each principal executive officer, each director and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of the Company, to deliver to Parent on or prior to the Effective Time a written agreement in form acceptable to Parent (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of Parent and the Company have been filed with the SEC, sent to stockholders of Parent or otherwise publicly issued.

         Section 7.5. EXCHANGE LISTING. Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the NYSE, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger or to be reserved for issuance upon the exercise of Stock Options and the conversion of convertible securities.

         Section 7.6.  EXPENSES AND FEES.

                 (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (i) the filing fee and expenses incurred in connection with the HSR filing shall be paid by Parent, (ii) all filing fees incurred in connection with the filing of the Proxy and Registration Statement, including any filing required under state blue sky or securities laws, shall be paid by Parent, and (iii) those expenses incurred in connection with printing the Proxy Statement/Prospectus shall be shared equally by Parent and the Company.

                 (b) Notwithstanding (a) above, the Company agrees to pay to Parent (i) a fee equal to twenty million dollars ($20,000,000) plus (ii) all documentable out-of-pocket costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby, including without limitation, all attorney's fees, accountant's fees and broker's and investment banker's fees incurred in connection with this Agreement and the transactions contemplated hereby (such costs and expenses not to exceed two million dollars ($2,000,000)), if (A) the Company terminates this Agreement pursuant to clause (v) or (vi) of Section 9.1(a); (B) Parent terminates this Agreement pursuant to clause (iv) of Section 9.1(b); or (C) (1) Parent terminates this Agreement pursuant to clause (v) of Section 9.1(b) or the Company terminates this Agreement pursuant to clause (vii) of Section 9.1(a), (2) on February 28, 1999 (if a vote has not earlier been held at the Company Stockholders' Meeting), or at the time of such failure to so approve the Merger or this Agreement, there shall exist or have been proposed an Acquisition Proposal which has been publicly announced, and
(3) within twelve months after such termination, any Acquisition Transaction shall be consummated. Notwithstanding any other provision in this Section 7.6(b), for purposes of this Section 7.6(b)(C)(2) and (3) an Acquisition Proposal and an Acquisition Transaction with respect to (i) the capital stock of the Company shall be for a minimum of 25% or more of the outstanding shares of Company Common Stock, and (ii) all or any substantial part of the business or properties of the Company and its Subsidiaries shall be for a minimum of 25% or more of the business or properties of the Company and its Subsidiaries, taken as a whole.

         Section 7.7.  AGREEMENT TO COOPERATE.

                 (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Company and its Subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the fiduciary duties of the Board of Directors of the Company and Parent and the requisite vote of the stockholders of the Company.

                 (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters. Without limiting the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing; provided, however, that Parent shall not be required to sell, divest, dispose of or hold separate assets or businesses with aggregate 1997 revenues in excess of $10,000,000. Each party shall promptly notify the other party of any communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and permit the other party to review in advance any proposed communication to any of the foregoing.

                 (c) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto; provided, however, that in the event any claim, action, suit, investigation or other proceeding is commenced against the Company or any Subsidiary by any governmental body or other person or other legal or administrative proceeding is commenced against the Company or any Subsidiary, in each case under the HSR Act or pursuant to federal or state antitrust laws, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

         Section 7.8. PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

         Section 7.9. NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (ii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 7.10. CORRECTIONS TO THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of approval of the Merger by the Company's stockholders, each of the Company, Parent and Merger Sub shall correct promptly any information provided by it to be used specifically in the Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

         Section 7.11. RIGHTS AGREEMENT. Prior to the Effective Time, the Company shall take all necessary action to (i) render rights (the "Company Rights") issued pursuant to the Stockholder Rights Agreement dated as of October 13, 1994 by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (as amended, the "Company Rights Agreement"), inapplicable to the Merger, and (ii) ensure that (x) neither Parent nor any of its Affiliates (as defined in the Company Rights Agreement) is an Acquiring Person (as defined in the Company Rights Agreement) and (y) no Distribution Date, event listed in Section 11(a)(ii), Section 13 Event, Shares Acquisition Date or Section 11(a)(ii) Triggering Date (each as defined in the Company Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement, or the announcement or consummation of the Merger.

         Section 7.12. DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION. For six years after the Effective Time, Parent will, or will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's certificate of incorporation and bylaws in effect on the date hereof. To the maximum extent permitted by the DGCL, the Indemnified Parties shall be entitled to the indemnification provided herein whether such indemnified liabilities shall be based on their own negligence, whether such persons are solely, concurrently or comparatively negligent, and whether under strict liability or any other theory of recovery. For six years after the Effective Time, Parent will, or will cause the Surviving Corporation to use its commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms and with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof.

         Section 7.13.    REORGANIZATION; ACCOUNTING TREATMENT.

         (a) Each party shall use its reasonable best efforts to not fail to take any action either before or after the Effective Time which action or failure would prevent, or would be likely to prevent, the Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code, and the Company shall use reasonable best efforts to obtain the opinion of counsel referred to in Section 8.2(c) of this Agreement.

         (b) The Company shall use its reasonable best efforts to (i) cause the Merger to receive accounting treatment as a pooling-of-interests transaction, (ii) obtain the opinions from PricewaterhouseCoopers LLP confirming the accounting treatment of the Merger as a pooling-of-interests transaction, and (iii) not to take any action reasonably likely to cause the Merger not to so qualify.

         Section 7.14. ASSUMPTION OF COMPANY STOCK PLANS. In accordance with each of the Company Stock Plans, the applicable Committee of the Company thereunder shall approve and direct the assumption of awards pursuant to such Stock Plans to be assumed by Parent, and Parent shall agree to and make such assumptions or provide an equivalent option or award.

         Section 7.15. EXECUTION OF SUPPLEMENTAL INDENTURE; RESERVATION OF SHARES. Upon the consummation of the Merger, Parent shall use its reasonable efforts to enter into a supplemental indenture with the trustee (the "Trustee") for the holders of the Convertible Subordinated Debentures due 2004 (the "Debentures") of the Company in accordance with Section 7.2 of the Indenture, dated as of February 25, 1998 between the Company and Bankers Trust Company, as trustee. Parent shall cause to be taken all corporate action for issuance of a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Debentures.

         Section 7.16. EMPLOYMENT AGREEMENT. At the Closing, upon execution and delivery of the Employment Agreement (as defined in Section 8.3(d) below) by James P. Hunter, III, Parent shall execute and deliver such Employment Agreement. Parent agrees to use reasonable efforts to negotiate in good faith the form of such Employment Agreement prior to the preliminary filing of the Proxy Statement/Prospectus.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

         Section 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, if permissible, at or prior to the Effective Time of the following conditions:

                 (a) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                 (b) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

                 (c) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

                 (d) the shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

                 (e) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, any material state blue sky or securities law shall have been complied with, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities; and

                 (f) this Agreement and the Merger, shall have been approved and adopted by the affirmative vote of the stockholders of the Company as required by and in accordance with applicable law.

         Section 8.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                 (a) Parent and Merger Sub shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate executed on behalf of Parent by the President or a Vice President of Parent and on behalf of Merger Sub by the President and Chief Executive Officer or a Vice President of Merger Sub to that effect;

                 (b) Company shall have received a legal opinion from Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., in form reasonably satisfactory to Company, except that no opinion shall be required with respect to the enforceability of this Agreement; and

                 (c) the Company shall have received an opinion from the Company's counsel, reasonably acceptable to the Company, to the effect that (i) the Merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code; and (ii) the Company, the Parent and Merger Sub will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code with respect to the Merger.

         Section 8.3. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT THE MERGER. Unless waived by Parent and Merger Sub, the obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

                 (a) the Company shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Parent shall have received a certificate executed on behalf of the Company by the President and Chief Executive Officer of the Company to that effect;

                 (b) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect;

                 (c) Parent shall have received a legal opinion from Andrews & Kurth L.L.P., in form reasonably satisfactory to Parent, except that no opinion shall be required with respect to the enforceability of this Agreement;

                 (d) James P. Hunter, III shall have entered into Employment and Non-competition Agreements upon the terms and conditions set forth in
Schedule 8.3(d) (the "Employment Agreement") and otherwise in form reasonably satisfactory to Parent, and shall have terminated his Consulting Agreement with the Company dated September 10, 1996 and his Executive Severance Agreement with the Company; and

                 (e) Parent shall have received an Affiliate Agreement from each person identified as an "affiliate" pursuant to Section 7.4.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

         Section 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company as follows:

                 (a)    The Company shall have the right to terminate this
Agreement:

(i) if the representations and warranties of Parent and Merger Sub shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to Parent by the Company;

(ii) if the Merger is not completed by February 28, 1999 (provided that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to the Company if the failure of the Company to fulfill any obligation to Parent under or in connection with this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(iii)    if the Merger is enjoined by a final, unappealable court order;

(iv) if Parent or Merger Sub (A) fails to perform in any material respect any of its covenants (or in all respects in the case of any covenant containing any materiality qualification) in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to Parent by the Company;

(v) if (A) the Company receives an offer from any third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) with respect to a merger, sale of substantial assets or other business combination involving the Company, (B) the Company's Board of Directors determines in good faith that such offer constitutes an Acquisition Proposal which, if consummated pursuant to its terms, would result in a transaction more favorable to the Company's stockholders than the Merger (a "Superior Proposal") and resolves to accept such Superior Proposal, and (C) the Company shall have given Parent two (2) days' prior written notice of its intention to terminate this Agreement pursuant to this provision, provided that termination shall not be effective until such time as the payment required by Section 7.6(b) shall have been received by Parent;

(vi) if (A) a tender or exchange offer is commenced by a third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) for all outstanding shares of Company Common Stock, (B) the Company's Board of Directors determines in good faith that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer, and (C) the Company shall have given Parent two (2) days' prior written notice of its intention to terminate this Agreement pursuant to this provision, provided that such termination shall not be effective until such time as the payment required by Section 7.6(b) shall have been received by Parent; or

(vii) if the requisite vote of the stockholders of the Company shall not have been obtained by February 28, 1999, or if the stockholders of the Company shall not have approved the Merger and this Agreement at the Company Stockholders' Meeting, or any adjournment thereof.

                 (b)    Parent shall have the right to terminate this Agreement;

(i) if the representations and warranties of the Company shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to the Company by Parent;

(ii) if the Merger is not completed by February 28, 1999 (provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to Parent if the failure of Parent to fulfill any obligation to the Company under or in connection with this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

(iii) if the Company (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of its covenants in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Company by Parent;

(iv) if the Board of Directors of the Company shall have (A) recommended to the stockholders of the Company to accept a Superior Proposal, or resolved to do so; (B) recommended to the stockholders of the Company that they tender their shares in a tender or exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member), or resolved to do so; or
         (C) withdrawn, modified or changed the recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so, other than in connection with the exercise of the Company's rights to terminate this Agreement under Section 9.1(a)(i) or 9.1(a)(iv) as a result of a material breach of a representation, warranty or covenant; or

(v) if the requisite vote of the stockholders of the Company shall not have been obtained by February 28, 1999, or if the stockholders of the Company shall not have approved the Merger and this Agreement at the Company Stockholders' Meeting, or any adjournment thereof.


   (c)    The Board of Directors of the Company and Parent mutually agree.

         Section 9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of
Section 9.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 7.6, 10.5 and 10.6, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement. The Company Confidentiality Agreement and the Confidentiality Agreement executed by the Company for the benefit of the Parent in connection herewith (the "Parent Confidentiality Agreement") shall remain in full force and effect following any termination of this Agreement.

         Section 9.3. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, the Parent and the Merger Sub at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

         Section 9.4. EXTENSIONS; WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                               GENERAL PROVISIONS

         Section 10.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties in this Agreement shall not survive the Merger, and after the Effective Time neither the Company, Parent, Merger Sub or their respective officers or directors shall have any further obligation with respect thereto. This Section 10.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         Section 10.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)   If to Parent or Merger Sub to:

                          Service Corporation International
                          P. O. Box 130548
                          1929 Allen Parkway
                          Houston, Texas   77219-0548
                          Attention:  James M. Shelger
                          Telecopy: (713) 525-9067

                 with a copy to:

                          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                          3400 Chase Tower
                          600 Travis
                          Houston, Texas 77002
                          Attention:  Marcus A. Watts
                          Telecopy: (713) 223-3717

                 (b)  if to the Company, to:

                          Equity Corporation International
                          415 South First Street, Suite 210
                          Lufkin, Texas 75901
                          Attention: James P. Hunter, III
                          Telecopy: (409) 634-1041

                 with a copies to:

                          Andrews & Kurth L.L.P.
                          4200 Chase Tower, 600 Travis
                          Houston, Texas 77002-3090
                          Attention: William N. Finnegan, IV
                          Telecopy: (713) 220-4285

                 and

                          Doherty, Doherty & Adams L.L.P.
                          1717 St. James Place
                          Suite 520
                          Houston, Texas 77056
                          Attention: J. Patrick Doherty
                          Telecopy: (713) 572-1001

         Section 10.3. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

         Section 10.4. MISCELLANEOUS. Except for the Company Confidentiality Agreement and the Parent Confidentiality Agreement, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that, prior to filing the Proxy Statement with the SEC, Merger Sub may assign this Agreement to any other wholly-owned Subsidiary of Parent incorporated in Delaware, but no such assignment shall relieve the Parent or the Merger Sub, as the case may be, of its obligations hereunder.

         Section 10.5.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED IN
ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

         Section 10.6.  BINDING ARBITRATION.

                    (a) GENERAL. Notwithstanding any provision of this Agreement to the contrary, upon the request of any party (defined for the purpose of this provision to include affiliates, principles and agents of any such party), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any agreement executed in connection herewith or contemplated hereby, or the breach, termination, interpretation, or validity hereof or thereof (hereinafter referred to as a "Dispute"), shall be finally resolved by mandatory and binding arbitration in accordance with the terms hereof. Any party to this Agreement may bring an action in court to compel arbitration of any Dispute. Any party who fails or refuses to submit any Dispute to binding arbitration following a lawful demand by the opposing party shall bear all costs and expenses incurred by the opposing party in compelling arbitration of such Dispute.

                    (b) GOVERNING RULES. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Houston, Texas. Notwithstanding Section 10.5, the arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq. (the "Federal Arbitration Act"). The arbitrator shall award all reasonable and necessary costs (including the reasonable fees and expenses of counsel) incurred in conducting the arbitration to the prevailing party in any such Dispute. The parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrators hereunder; provided, that the foregoing shall not limit the rights of either party to bring a proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award (and the rights of the other party, if such proceeding is brought to contest such confirmation, enforcement or entry of judgment, but only to the extent permitted by the Federal Arbitration Act).

                    (c) NO WAIVER; PRESERVATION OF REMEDIES. No provision of, nor the exercise of any rights under this Agreement shall limit the right of any party to apply for injunctive relief or similar equitable relief with respect to the enforcement of this Agreement or any agreement executed in connection herewith or contemplated hereby, and any such action shall not be deemed an election of remedies. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The institution and maintenance of an action for injunctive relief or similar equitable relief shall not constitute a waiver of the right of any party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions of this Agreement.

                    (d) ARBITRATION PROCEEDING. In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order reasonable discovery, including the deposition of party witnesses and production of documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. Any attorney-client privilege and other protection against disclosure of confidential information, including without limitation any protection afforded the work-product of any attorney, that could otherwise be claimed by any party shall be available to and may be claimed by any such party in any arbitration proceeding. No party waives any attorney-client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information to the parties' legal counsel or auditors or those required by applicable law. The arbitrators shall determine the matters in dispute in accordance with the substantive law of Texas, without regard to conflict of law rules.

                    (e) APPOINTMENT OF ARBITRATORS. The arbitration shall be conducted by three (3) arbitrators. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint its arbitrator within thirty (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the parties shall appoint a third (3rd) arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) party-appointed arbitrators shall promptly notify the parties of the appointment. If the two
(2) arbitrators appointed by the parties fail to appoint a third (3rd) arbitrator or so to notify the parties within the time period prescribed above, then the appointment of the third (3rd) arbitrator shall be made by the American Arbitration Association, which shall promptly notify the parties of the appointment. The third (3rd) arbitrator shall act as Chair of the panel.

                    (f) OTHER MATTERS. This arbitration provision constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. This arbitration provision shall survive any termination, amendment, renewal, extension or expiration of this Agreement or any agreement executed in connection herewith or contemplated hereby unless the parties otherwise expressly agree in writing. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the parties.

         Section 10.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 10.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 10.9. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

         Section 10.10.  CERTAIN DEFINITIONS.

                 (a) For purposes of this Agreement, "Business Facility" includes any property (whether real or personal) which the Company or any of its Subsidiaries currently leases, operates, or owns or manages in any manner or which the Company or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner. To the extent any representations in Section 5.15 of this Agreement apply to any Business Facility not currently leased, operated, owned, or managed, such representations shall be deemed to be made to the best Knowledge of the Company and its Subsidiaries.

                 (b) For purposes of this Agreement, "Environmental Claim" means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, and expert's fees; damage; punitive damage; fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Requirement of Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) improper use of treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ["NORM"]; (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal of Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern or any property (whether real or personal);
(xi) the
implementation of spill prevention and/or disaster plans relating to Material of Environmental Concern; (xiii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities of any other third person under any Environmental Law. The term, "Environmental Claim," also includes, without limitation, any losses, damages, costs, expenses and/or liabilities incurred in testing.

                 (c) For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community's right to know. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

                 (d)  For purposes of this Agreement, "Environmental
Permits" means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility to comply with Requirements of Environmental Laws.

                 (e)  For purposes of this Agreement, "Intellectual
Property" includes all fictitious business names, trade names, brand names, registered and unregistered trademarks, service marks and applications, all patents and patent applications, all copyrights in both published works and unpublished works, and all inventions, processes, formulas, patterns, designs, know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints owned, used or licensed by the Company or its Subsidiaries as licensee or licensor.

                 (f) For purposes of this Agreement, when such term is used in connection with the Company or its Subsidiaries, "Knowledge" means the actual knowledge after reasonable inquiry of the persons listed on Schedule 10.10(f)(i); when used in connection with Parent or its Subsidiaries, "Knowledge" means the actual knowledge after reasonable inquiry of the persons listed on Schedule 10.10(f)(ii).

                 (g) When used in this Agreement in connection with the Company and its Subsidiaries, or Parent and its Subsidiaries, as the case may be, "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company and all of its Subsidiaries or the Parent and all of its Subsidiaries, as applicable, taken as a whole, excluding specifically any such event, occurrence, fact, condition, change, development or effect resulting from (a) changes in general economic or political conditions, (b) changes generally applicable to companies engaged in businesses or industries similar to those in which the Company and its Subsidiaries and Parent and its Subsidiaries are engaged, or (c) solely with reference to the Company and its Subsidiaries, as a result of the public announcement of the Merger, (1) the failure by the Company or its Subsidiaries to consummate pending or new acquisitions or (2) the termination of employment by employees of the Company or its Subsidiaries.

                 (h) For purposes of this Agreement, "Materials of Environmental Concern" means: (i) those substances included within the statutory and/or regulatory definitions or listings of "hazardous substance," "medical waste," "special waste," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or
(D) solid wastes that pose imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

                 (i) For purposes of this Agreement, "Remediation" means any action necessary to: (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of the Company or any of its Subsidiaries or of any public domain affected by the business of the Company or any of its Subsidiaries.

                 (j) For purposes of this Agreement, "Requirement(s) of Environmental Law(s)"means all requirements, conditions, restrictions or stipulations of Environmental Laws





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
imposed upon or related to the Company or any of its Subsidiaries or the assets and/or the business of the Company or any of its Subsidiaries.

                 (k) For purposes of this Agreement, "Subsidiary" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

         Section 10.11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





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
         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers and attested to as of the date first written above.


                                    SERVICE CORPORATION INTERNATIONAL


                                    By:      /s/ L. WILLIAM HEILIGBRODT
                                    Name:    L. William Heiligbrodt
                                    Title:   President and Chief Operating
                                             Officer


                                    SCI DELAWARE FUNERAL SERVICES, INC.


                                    By:      /s/ CURTIS G. BRIGGS
                                    Name:    Curtis G. Briggs
                                    Title:   President


                                    EQUITY CORPORATION INTERNATIONAL


                                    By:      /s/ JAMES P. HUNTER, III
                                    Name:    James P. Hunter, III
                                    Title:   President





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